Exhibit 10.1.1
AMENDMENT ONE TO THE
CONSOLIDATED EDISON, INC.
STOCK PURCHASE PLAN

Exhibit 10.1.1
    WHEREAS, the Consolidated Edison, Inc. Stock Purchase Plan, as amended and restated as of May 20, 2024, (the “Stock Purchase Plan”), provides a means for employees of Consolidated Edison, Inc.’s affiliated companies and members of their Boards of Directors to purchase the stock of Consolidated Edison, Inc.; and
WHEREAS, pursuant to Article 11 of the Stock Purchase Plan, Termination and Modifications: Responsibility of Company and Plan Director, the Vice President – Human Resources has the authority to amend certain provisions of the Stock Purchase Plan to facilitate the administration of the Stock Purchase Plan; and
    WHEREAS, the Vice President – Human Resources is authorized to execute the specified amendments to the Stock Purchase Plan, her execution to be evidence conclusively of her approval thereof;
    NOW, THEREFORE, the Stock Purchase Plan is amended as set forth below:

1.Article I, subsection (a) shall be amended and restated in its entirety as follows, effective as of May 12, 2025:
“Account” means a custodian account established with the Agent to hold Shares purchased under the Plan, and any Shares transferred to such Account pursuant to Article 12, beneficially owned by a Participant. Such Account shall only be an individual Account.”
2.Article 4, subsection (b) shall be amended and restated in its entirety as follows, effective as of May 12, 2025:

“Cash Payments for Non-Employee Directors. From time to time, but not more frequently than once during each Purchase Period, a Non-Employee Director may deliver to the Company a money order or check acceptable to, and payable to the order of, the Company, in an amount in each case not less than $10.00, together with a direction, on a form provided by the Company, and acceptable to the Plan Director in his or her sole discretion, to purchase Shares pursuant to the Plan. If such money order or check is received by the Company from the 1st day to the 15th day of the Purchase Period and is cleared with good funds prior to the 25th day of the Purchase Period, such money order or check shall be applied during that Purchase Period. If such money order to check is received by the Company after the 15th day of the Purchase Period and is cleared with good funds prior to the 25th day of the next Purchase Period such money order or check shall be applied during the next Purchase Period. If any such money order or check shall prove uncollectible, it shall not be applied to the purchase of Shares.”

Exhibit 10.1.1
Except as expressly modified in accordance with the provisions of this Amendment One to the Stock Purchase Plan, all other terms and conditions set forth in the Stock Purchase Plan will remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed on this 12th day of May, 2025.

/s/ Nicole Leon
Nicole Leon
Vice President of Human Resources of
Consolidated Edison Company of New York, Inc.